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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                              XPEED NETWORKS, INC.

                                   ARTICLE I

     The name of the corporation is Xpeed Networks, Inc. (the "Corporation").

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     The Corporation is authorized to issue two classes of shares designated, respectively, Common Stock with a par value of $0.0001 per share (the "Common Stock") and Preferred Stock with a par value of $0.0001 per share (the "Preferred Stock"). The Corporation is authorized to issue 20,000,000 shares of Common Stock and 6,567,000 shares of Preferred Stock.

     The Preferred Stock shall be divided into series. The first series of Preferred Stock will be comprised of 867,000 shares designated as "Series A Preferred Stock." The second series of Preferred Stock will be comprised of 3,000,000 shares designated as "Series B Preferred Stock." The third series of Preferred Stock will be comprised of 2,700,000 shares designated as "Series C Preferred Stock."

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

     A.  Dividends.  The holders of Series A, Series B, and Series C Preferred
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Stock shall be entitled, when and if declared by the board of directors of the
Corporation, to dividends out of assets of the Corporation legally available therefor at the rate of $0.05, $0.04, and $0.60 per share per annum, respectively. Dividends on the Series A, and Series B, and Series C Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock. Thereafter, the holders of Common Stock and Preferred Stock shall be entitled, when and if declared by the board of directors of the Corporation, to dividends out of assets of the Corporation legally available therefor. The right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common
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Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

     B.  Liquidation Preference.
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         1.  Preference.  In the event of any liquidation, dissolution or
             ----------
winding up of the Corporation, either voluntarily or involuntarily, the holders of Series A, Series B, and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount equal to $0.60, $2.00, and $7.50 per share, respectively, plus a further amount equal to any dividends declared but unpaid on such shares.

         If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to provide for the cash payment described above to the holders of Preferred Stock, such assets as are legally available shall be distributed ratably among the holders of the Series A, Series B, and Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

         After the payment or setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation.

         2.  Consolidation or Merger.  A consolidation or merger of the
             -----------------------
Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power immediately after such consolidation, merger or reorganization or any transaction or series of related transactions in which in excess of fifty percent (50%) of the corporation's voting power is transferred, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section IV.B.

         3.  Noncash Distributions.  If any of the assets of the Corporation are
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to be distributed other than in cash under this Section IV.B or for any purpose, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

     C.  Conversion.  The holders of the Preferred Stock shall have conversion
         ----------
rights as follows (the "Conversion Rights"):

         1.  Right to Convert.  Each share of Preferred Stock shall be
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convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. The conversion prices of the

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Preferred Stock are set forth below in Section IV.C.3.

         2.  Automatic Conversion.  Each share of Preferred Stock shall
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automatically be converted into Common Stock immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a public offering price (prior to deduction of underwriting commissions and offering expenses) equal or greater than $10.00 per share (as adjusted for stock splits, stock dividends and stock combinations) and the aggregate gross proceeds to the Corporation and/or any selling stockholders of which exceed $30,000,000. In addition, each share of Series C Preferred Stock shall automatically be converted into Common Stock immediately upon the receipt by the Corporation of notice of the election of the holders of the outstanding shares of Series C Preferred Stock to so convert such shares.

         3.  Conversion Prices.  The number of shares of Common Stock into which
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each share of Preferred Stock will be converted will be equal to the price at which the first share of the series is issued (the "Original Purchase Price") divided by the applicable Conversion Price (as hereinafter defined). The initial Series A Conversion Price shall be equal to the Original Purchase Price of such share. The initial Series B Conversion Price shall be equal to the Original Purchase Price of such share. The initial Series C Conversion Price shall be equal to the Original Purchase Price of such share. The Conversion Prices shall be subject to adjustment from time to time as follows:

             (a) If the Corporation shall issue shares of Common Stock to the holders of Common Stock as a dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Common Stock in a reverse stock split or stock combination, then the Conversion Prices shall be adjusted such that the holders of shares of Preferred Stock shall receive, upon conversion of the Preferred Stock, that number of shares of Common Stock that such holder would have owned following such dividend, stock split, reverse stock split or stock combination if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Common Stock, as the case may be. If the Corporation shall issue shares of Preferred Stock to the holders of Preferred Stock as a stock dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Preferred Stock in a reverse stock split or stock combination, then the Conversion Prices shall be adjusted such that the holder of shares of Preferred Stock shall receive, upon conversion of the Preferred Stock, the number of shares of Common Stock that such holder would have owned if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Preferred Stock, as the case may be. In the event of a reclassification or other similar transaction as a result of which shares of Common Stock are converted into another security, then the Conversion Prices shall be determined such that the holders of shares of Preferred Stock shall receive, upon conversion of such Preferred Stock, the number of such securities that such holder would have owned following such conversion of the Common Stock into another security if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments with respect to dividends (other than stock dividends) shall

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be made upon conversion of any share of Preferred Stock.

             (b) Upon the issuance by the Corporation of Equity Securities (as defined below) at a consideration per share less than the Series B Conversion Price of the Series B Preferred Stock in effect immediately prior to the time of such issue or sale, other than an issuance of stock or securities pursuant to
Section IV.C.3.(a) above or the issuance of shares of Common Stock upon conversion of any shares of Preferred Stock, then forthwith upon such issue or sale, such Series B Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by dividing:

             (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Series B Conversion Price in effect immediately prior to such adjustment, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or securities of the Corporation outstanding immediately prior to such adjustment multiplied by the Series B Conversion Price in effect immediately prior to such adjustment, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale; by

             (ii) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any such obligations or securities of the Corporation outstanding immediately after such issue or sale.

             (c) Upon the issuance by the Corporation of Equity Securities (as defined below) at a consideration per share less than the Series C Conversion Price of the Series C Preferred Stock in effect immediately prior to the time of such issue or sale, other than an issuance of stock or securities pursuant to
Section IV.C.3.(a) above or the issuance of shares of Common Stock upon conversion of any shares of Preferred Stock, then forthwith upon such issue or sale, such Series C Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by dividing:

             (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Series C Conversion Price in effect immediately prior to such adjustment, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or securities of the Corporation outstanding immediately prior to such adjustment multiplied by the Series C Conversion Price in effect immediately prior to such adjustment, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale; by

             (ii) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any such obligations or securities of the Corporation

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     outstanding immediately after such issue or sale.

             (d) For purposes of this Section IV.C.3, the following provisions shall be applicable:

      The term "Equity Securities" as used in this Section IV.C.3 shall mean any shares of Common Stock, or any obligation, or any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock, except for shares of Common Stock or options to purchase Common Stock issued or granted to officers, directors or employees of the Corporation and its subsidiaries either pursuant to any stock purchase or stock option plan or other incentive stock arrangement approved by the Corporation's Board of Directors.

     The case of an issue or sale for cash of shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

     In case of the issuance (otherwise than upon conversion or exchange of obligations or securities of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

     In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

     In case of the issuance or issuances by the Corporation in any manner of any obligations or of any securities of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or securities shall be deemed issued as of the date such obligations or securities are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or securities, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

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         4.  Mechanics of Conversion.  Before any holder of Preferred Stock
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shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section IV.C.1 hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section IV.C.1 such conversion shall be deemed to have been made immediately before the closing of the offering referred to in Section IV.C.1), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

         5.  Fractional Shares.  In lieu of any fractional shares to which the
             -----------------
holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Preferred Stock as determined by the board of directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         6.  No Impairment.  The Corporation will not, through any
             -------------
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section IV.C. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

         7.  Notices of Record Date.  In the event of any taking by the
             ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

  8.  Notices.  Any notice required by the provisions of this Section IV.C to be
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given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on

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the books of the Corporation.

     D.  Voting Rights.
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         1.  The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

         2. For so long as at least 1,000,001 shares of Series C Preferred Stock shall remain outstanding, the holders of a majority of the outstanding shares of Series C Preferred Stock shall be entitled to elect one member of the Board of Directors of the Company.

     E.  Protective Provisions.
         ---------------------

         1.  Series A Preferred Stock.  So long as any Series A Preferred Stock
             ------------------------
shall be outstanding, the Corporation shall not without first obtaining the approval of the holders of more than 50 percent of the outstanding Series A Preferred Stock:

             (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock materially and adversely; or

             (b) create any new class of shares having preference over or being on parity with the Series A Preferred Stock.

         2.  Series B Preferred Stock.  So long as any Series B Preferred Stock
             ------------------------
shall be outstanding, the Corporation shall not without first obtaining the approval of the holders of more than 50 percent of the outstanding Series B Preferred Stock:

             (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock materially and adversely;

             (b) create any new class of shares having preference over or being on parity with the Series B Preferred Stock; or

             (c) increase the authorized number of shares of Preferred Stock.

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         3.  Series C Preferred Stock.  So long as at least 1,000,001 shares of
             ------------------------
Series C Preferred Stock shall be outstanding, the Corporation shall not without first obtaining the approval of the holders of more than 50 percent of the outstanding Series C Preferred Stock:

             (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock materially and adversely; or

             (b) create any new class of shares having preference over or being on parity with the Series C Preferred Stock; or

             (c) increase the authorized number of shares of Preferred Stock;

provided that the covenants set forth in this Section IV.E.3 shall terminate
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upon the closing of the first sale to the public by the Company of its Common
Stock pursuant to a firmly underwritten offering registered under the Securities Act of 1933, as amended.

     F.  Residual Rights.  All rights accruing to the outstanding shares of the
         ---------------
Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

                                   ARTICLE V

     The name and mailing address of the incorporator are as follows:


                Stephen M. Welles
                Wilson Sonsini Goodrich & Rosati
                650 Page Mill Road
                Palo Alto, California  94304

                                   ARTICLE VI

     A.  Number of Directors  .  The number of directors, which constitutes the
         -------------------
whole Board of Directors of the Corporation, shall be designated in the Bylaws of the Corporation.

     B.  Election of Directors  .  Elections of directors need not be by written
         ---------------------
ballot except and to the extent provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

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                                  ARTICLE VIII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit, and to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                   ARTICLE IX

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.


                                     * * *

     The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Xpeed Networks, Inc. is the act and deed of such incorporator and that the facts stated therein are true.

Dated:  July 20, 2000          /s/ Stephen M. Welles
                               -----------------------
                               Stephen M. Welles
                               Incorporator


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